Exhibit 10.18

PO Box 271 • 105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

INDEPENDENT CONSULTING AGREEMENT

This agreement is entered into and shall become effective on the 15th day of February 2008, between IEC Electronics Corp. ("the Company") and Brian Davis("the Consultant").

1. Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant as an Independent Consultant to perform services in connection with the support of IEC Electronics.

2. Term of Contract: Unless terminated earlier as provided in this Agreement, this Agreement expires on May 25, 2008.

3. Compensation: Conditioned upon the full cooperation of consultant as determined solely in the discretion of the Company:

   a. Consultant will be paid a fixed fee of $5,000 payable within fifteen (15) days after the expiration of this agreement.

   b. Stock Options: The Board of Directors of the Company has agreed that subject to your full cooperation during this Agreement, a portion of your options will be early vested. Full cooperation is defined as promptly returning all calls from management and meeting in person as required specifically to support Mr. Michael Schlehr during his transition. The shares subject to early vesting are noted in Exhibit A of the Separation Agreement.

4. Duties: Consultant will act as an independent consultant to assist in management consultations and the transition of Mr. Michael Schlehr into the organization. Consultations when required will be either in person or by phone. Upon the expiration of this Agreement said stock options will be vested.

5. Confidentiality: Consultant acknowledges and agrees that Consultant will be exposed to Confidential Information, knowledge or data and Consultant further acknowledges and agrees that such Confidential Information, knowledge or data is proprietary to and a valuable trade secret of the Company and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to the Company. Consultant agrees that Consultant will not, directly or indirectly, disclose or authorize anyone else to disclose or use or make known for Consultant's or another's benefit any Confidential Information, knowledge or data of the Company whether or not patentable or copyrightable, in any way acquired by Consultant. For purposes of this provision, Confidential information shall include, without limitation, plans, procedures, products, processes, trade secrets, software programs, formulas, inventions, improvements, techniques, data, know-how, strategies, financial data, client names, customer lists, files, lists of suppliers, price lists, and other information with respect to the Company's business or received from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information or with respect to its suppliers, clients or potential clients, whether prepared by me or others.

6. Termination: The Company or the Consultant may terminate this Agreement at any time.

7. Independent Consultant: Compensation under this agreement will be treated similar to other wages (on Form W-2) that the consultant received while still engaged as a full time employee of the company.

8. Modification or Amendment: No amendment, change or modification of the Agreement shall be valid unless in writing signed by the parties hereto.

9. Entire Understanding: This Agreement constitutes the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled and are of no further force and effect.

10. Indemnification: The Company agrees to indemnify and hold harmless the Consultant from any and all liability, loss, suits, claims, damages, costs, judgments and expenses (including attorney's fees and costs of litigation) which in whole or in part result from, or arise out of, or are claimed to result from or to arise out of any acts, errors or omissions of the Consultant in connection with the performance of Consultant's duties under this Agreement, provided that any such acts, errors or omissions are not willful or negligent. If a claim by a third party is made or threatened against Consultant, and if Consultant intends to seek indemnity, Consultant shall notify the company in writing of such claim within ten (10) days of notice of such claim. The Company, at its sole option, shall have the authority to undertake; conduct and control, through counsel of its own choosing and at its expense, the settlement or defense of the claim, and Consultant shall cooperate with it in connection therewith. The Consultant shall not, without the prior written consent of the Company, settle or compromise any claim or consent to the entry of any judgment.

11. Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of New York State. Any action or proceeding brought by either party against the other arising out of or related to the Agreement shall be brought only in a state court of competent jurisdiction located in the county of Wayne, New York, or the Federal District Court for the Western District of New York located in Monroe County, and the parties hereby consent to the personal jurisdiction of said courts.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

IEC Electronics Corp.

By: Tina DeVey
Tina DeVey, Director of Human Resources
3/4/08
Date

By: Brian W. Davis
Brian Davis
3/3/08
Date